Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Completes Acquisition of 220 Restaurants
Through Merger with Cambridge Franchise Holdings, LLC

SYRACUSE, N.Y. - (BUSINESS WIRE) - May 1, 2019 - Carrols Restaurant Group, Inc. ("Carrols" or the “Company”) (Nasdaq: TAST) announced that on April 30, 2019 it completed the acquisition of 165 Burger King® and 55 Popeyes® restaurants from Cambridge Franchise Holdings, LLC (“Cambridge”) in 10 Southern and Southeastern states. Carrols, which operates 1,010 Burger King® restaurants and 55 Popeyes® restaurants in 23 states following the acquisition, is the largest franchisee of Restaurant Brands International, Inc. (the franchisor of Burger King®, Popeyes® and Tim Hortons®).

As previously announced, Carrols has also entered into an Area Development and Remodeling Agreement with Burger King Corporation (“BKC”) that pre-approves the Company for continued growth through both acquisitions and new restaurant development. Under the terms of the agreement, Carrols’ right of first refusal (“ROFR”) assigned to it by BKC has been expanded to allow for the acquisition of 500 additional Burger King® restaurants. Carrols has also assumed Cambridge’s existing Popeyes® Development Agreement and its ROFR for Popeyes® restaurant acquisitions in Tennessee and Kentucky. As part of these agreements, Carrols has agreed to develop 200 new Burger King® restaurants and 70 Popeyes® restaurants over the next six years and to remodel or upgrade a number of its Burger King® restaurants (or restaurants to be acquired) to the Burger King of Tomorrow image over the same period. Carrols believes these development agreements provide it with a significant expansion runway for both brands.

Dan Accordino, Chairman and CEO of Carrols commented, “This transaction is an exciting growth catalyst for Carrols. We believe it strengthens our position in the Burger King system by providing us the opportunity to continue executing our acquisition and expansion strategy, and adds Popeyes®, a growing brand that further enhances our expansion alternatives. We also believe that we have the potential to improve the performance of the Cambridge restaurants and to leverage their footprint and development team as we launch the next phase of growth for the benefit of Carrols’ shareholders.”

Concurrent with the transaction, Carrols refinanced all of Carrols and Cambridge’s indebtedness and entered into a $550 million secured senior credit facility which includes a $425 million Term Loan B facility due 2026 that bears interest at LIBOR +3.25% and was issued at an OID of 99.5. Use of proceeds included (i) refinancing Carrols’ existing 8% notes, (ii) paying off Cambridge’s indebtedness, and (iii) paying certain fees and expenses related to the financing and the Cambridge transaction. The secured senior credit facility also included a $125 million, undrawn five-year revolving credit facility that will be used to execute Carrols’ growth initiatives as needed.

Total consideration to Cambridge included (i) approximately 7.36 million shares of Carrols common stock (a 16.6% equity interest) and (ii) shares of 9% PIK Series C Convertible Preferred Stock that will be convertible into approximately 7.45 million shares of Carrols common stock. The conversion of the preferred stock will be subject to a vote of Carrols’ stockholders to occur at the Company’s 2019 Annual Meeting of Stockholders and will automatically convert into common stock upon stockholder approval of such conversion. All shares issued to Cambridge are subject to a two-year restriction on sale or transfer subject to certain limited exceptions. On a fully-diluted, as-if converted basis after giving effect to both the conversion of the Cambridge and Burger King Corporation convertible preferred stocks to common stock, Cambridge would hold an approximate 24% equity interest in the Company. There was no cash consideration as part of the transaction. In conjunction with the merger, Alex Sloane and Matt Perelman, the Co-Founders of Cambridge, have joined the Carrols Board of Directors.
“Matt and I are excited to join the Carrols Board and support the next phase of the Company’s growth. We believe that Carrols’ strong management team, efficient financing structure, partnership with RBI and compelling capital allocation plan provide for a long runway to enhance shareholder value,” said Alex Sloane, Co-Founder of Cambridge Franchise Holdings.

About Cambridge Franchise Holdings and Garnett Station Partners

Cambridge Franchise Holdings, controlled by Garnett Station Partners, was founded in 2014 when Matt Perelman and Alex Sloane partnered with Ray Meeks to grow his 23-unit Burger King® business. Since 2014, Meeks, Perelman and Sloane have grown Cambridge to include 165 Burger King® and 55 Popeyes® restaurants throughout the Southeast. Garnett Station Partners, founded by Co-Managing Partners Alex Sloane and Matt Perelman, is an investment firm focused on retail and consumer companies.

About Carrols Restaurant Group, Inc.

Carrols is the largest Burger King® franchisee in the United States and has operated Burger King® restaurants since 1976. Following the Cambridge merger, Carrols operates 1,010 Burger King® restaurants and 55 Popeyes® in 23 states. For more information on Carrols, please visit the Company's website at www.carrols.com.

Forward-Looking Statements

Any statements in this communication about the Company’s beliefs, plans or forecasts, including statements regarding the proposed transaction, the expected timetable for completing the transaction, benefits and synergies of the transaction and future opportunities for the combined company, that are not historical facts are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.